EXHIBIT 99.1

Biostage Reports 2018 Financial Results

-        Pre-clinical and human compassionate use clinical evidence support IND filing mid-year 2019

Holliston, MA – March 28, 2019 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the three and twelve months ended December 31, 2018.

Company CEO Jim McGorry commented, “Operationally, we had a strong final quarter of 2018 and we are confident in our growing body of data to support our Investigational New Drug (IND) filing in esophageal disease mid-year. Our pre-clinical and clinical results continue to show that our Cellspan™ Esophageal Implant (CEI) stimulates a constructive wound healing response and induces a tissue regenerative response facilitating reconstruction of small gaps in the esophagus.”

McGorry also noted the pattern of consistency among the Company’s preclinical studies and the successful first use of a CEI in a human by the Mayo Clinic performed in 2017 under approval by the U.S. Food and Drug Administration (FDA). He stated, “The pattern and timing of regeneration has been consistent between our juvenile piglet model for esophageal atresia, the pig model for esophageal disease, and the 75-year-old human treated at Mayo Clinic.”

McGorry added, “It is an exciting moment for Biostage as product readiness and clinical evidence all support our IND filing mid-year.” Details about the human case were recently presented at a major meeting of thoracic surgeons by the chair of Mayo Clinic’s Division of General Thoracic Surgery.

Turning to Biostage’s finances, McGorry stated, “Biostage’s strategic investors have continued to fund and support our transition to a clinical stage development company. Further, feedback from analysts and potential investors at the recent Alliance for Regenerative Medicine Cell and Gene Investor Day Conference was favorable about our progress and optimistic about our prospects.”

Mr. McGorry also reiterated the vital role offered by the Company’s strategic investors in China, stating the Company is “fortunate to have such key relationships” with its Chinese backers. The Company is currently working to establish its business in China, where esophageal cancer incidence is approximately 15 times greater than in the United States.

“All in, 2018 was a pivotal turn-around year for Biostage,” McGorry concluded.

Summary of Financial Results

For the three months ended December 31, 2018, the Company reported a net loss of approximately $1.8 million, or a net loss per diluted share of $0.32, compared to a net loss of approximately $1.2 million, or a net loss per diluted share of $0.61 for the three months ended December 31, 2017. The $0.6 million year-over-year decrease in net loss was attributable primarily to a $0.7 million decrease in research and development costs.

For the twelve months ended December 31, 2018, the Company reported a net loss of approximately $7.5 million, or a net loss per diluted share of $1.69, compared to a net loss of approximately $11.9 million, or a net loss per diluted share of $6.63 for the twelve months ended December 31, 2017. The $4.4 million year-over-year decrease in net loss was attributable primarily to a $3.7 million decrease in research and development costs and a $0.3 million net decrease in expense from change in the fair value of warrants.

The Company also recognized grant income for qualified expenditures from a Fast-Track Small Business Innovation Research (SBIR) grant of $0.2 million and $0.4 million, respectively, for the three and twelve months ended December 31, 2018. There was no grant income recorded in the comparable periods in 2017.

Balance Sheet and Cash

At December 31, 2018, the Company had cash on-hand of $1.4 million and no debt. The Company used net cash in operations of approximately of $7.6 million during the year ended 2018, approximately $0.7 million of which represented payments of aged vendor payables incurred in 2017. The Company also generated approximately $5.0 million, net, from financing activities during 2018, which represented proceeds from the sale of common stock.

Fourth Quarter Operating Highlights

During the fourth quarter of 2018, the Company advanced its operating programs aimed at bringing its potentially life-changing Cellframe™ technology to underserved patient populations. During the quarter, the Company:

•	Announced that Dennis Wigle, M.D., Ph.D, chair of thoracic surgery at Mayo Clinic in Rochester, Minnesota, detailed for the first time a single-patient case report that describes the use of new technology to repair the patient's esophagus following esophageal reconstruction associated with the removal of a tumor mass in the chest. Dr. Wigle announced the details speaking at the Tech-Con 2019 meeting hosted by the Society of Thoracic Surgeons on January 26, 2019.

•	Announced it was awarded $1.1 million on November 6, 2018 for Phase II of the SBIR grant that supports Biostage's development and testing of its Cellspan Esophageal Implant (CEI) for treatment of neonatal esophageal atresia.

•	Strengthened its Board of Directors by adding Ms. Ting Li, a managing partner at Donghai Securities Co., Ltd, a top asset management company in China. Ms. Li played a valuable role in securing funding for the Company in 2018 and brings over 20 years of investment banking experience, building relationships between customers and enterprises in China.

•	Further enhanced its Board of Directors by adding Mr. Matthew Dallas and Mr. Jeffrey Young. Both Mr. Dallas and Mr. Young bring significant financial management experience in the life sciences industry, and serve as members of the Company’s Audit Committee, on which Mr. Young also serves as Chairman.

•	Submitted a follow-up package to the FDA summarizing three additional Good Laboratory Practice (GLP) preclinical studies and an FDA approved first-in-human use of our CEI, in support of our IND filing now targeted for mid-year 2019.

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to effectiveness of the Company's technology, development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash	$1,305	$3,988
Restricted cash	50	50
Grant receivable	176	-
Prepaid expenses and other current assets	623	375
Total current assets	2,154	4,413
Property, plant and equipment, net	479	632
Total assets	$2,633	$5,045

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$160	$923
Due to related party	-	300
Accrued and other current liabilities	404	383
Warrant liability	98	16
Total current liabilities	662	1,622
Total liabilities	$662	$1,622

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized at December 31, 2018 and 2017, none issued and outstanding	$-	$-
Series D convertible preferred stock, par value $0.01 per share, 12,000 shares authorized at December 31, 2018 and 2017; 3,108 shares issued at December 31, 2018 and 2017; 0 and 3,108 shares outstanding at December 31, 2018 and 2017, respectively	-	1,475
Common stock, par value $0.01 per share, 120,000,000 shares authorized at December 31, 2018 and 2017; 5,669,645 and 2,507,304 issued and outstanding at December 31 2018 and 2017, respectively	57	25
Additional paid-in capital	57,677	50,157
Accumulated deficit	(55,763)	(48,234)
Total stockholders’ equity	1,971	3,423
Total liabilities and stockholders’ equity	$2,633	$5,045

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,148	467	3,916	7,588
Selling, general and administrative	952	974	3,925	3,880
Total operating expenses	2,100	1,441	7,841	11,468

Operating loss	(2,100)	(1,441)	(7,841)	(11,468)

Other income (expense):
Grant income	176	-	401	-
Change in fair value of warrant liability	89	323	(82	(337)
Other expense	-	(111)	(7)	(111)
Total other income (expense), net	265	212	312	(448)

Net loss	$(1,835)	$(1,229)	$(7,529)	$(11,916)

Basic and diluted net loss per share	$(0.32)	$(0.61)	$(1.69)	$(6.63)
Weighted average common shares, basic and diluted	5,669	2,018	4,463	1,797

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(7529)	$(11,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	755	693
Depreciation	261	413
Loss on sale of equipment	7	160
Change in fair value of warrant liability	82	337
Changes in operating assets and liabilities:
Accounts receivable	-	42
Grant receivable	(176)	-
Prepaid expenses	(317)	2
Other current assets	20	126
Accounts payable	(763)	(43)
Accrued and other current liabilities	22	(828)
Net cash used in operating activities	(7,638)	(11,014)

Cash flows from investing activities
Additions to property, plant and equipment	(131)	(136)
Cash received from sale of property, plant and equipment	64	-
Net cash used in investing activities	(67)	(136)

Cash flows from financing activities
Advance from (return of advance to) related party	(300)	300
Proceeds from issuance of Series D convertible preferred stock, common stock and warrants, net	-	4,086
Proceeds from issuance of common stock and warrants, net of offering costs	5,322	6,801
Proceeds from exercise of warrants	-	1,060
Net cash provided by financing activities	5,022	12,247
Net (decrease) increase in cash and restricted cash	(2,683)	1,097
Cash and restricted cash at the beginning of the year	4,038	2,941
Cash and restricted cash at the end of the year	$1,355	$4,038